Exhibit 17.1

RESIGNATION

TO:                         HEMPTOWN CLOTHING INC. (the “Company”)

AND TO:               THE BOARD OF DIRECTORS THEREOF

I hereby tender my resignation as Director of the Company, effective upon acceptance by the Board.

Dated at Calgary this 20th day of February, 2004.

            /s/ Lesley Hayes

Lesley Hayes